EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Accelerize New Media, Inc. on Amendment No. 2 on Form SB-2 of our report dated April 4, 2007, relating to the financial statements of Accelerize New Media, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005. We also consent to the use of our audit report dated April 4, 2007, relating to the financial statements of The Debt Reduction Group, LLC as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP
New York, NY
April 17, 2007